Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form F-4 of Otonomo Technologies Ltd. (File No. 333-254186) of our report dated March 11, 2021, except for the effects of restatement discussed in Note 2, as to which the date is May 25, 2021, with respect to our audit of the financial statements of Software Acquisition Group Inc. II as of December 31, 2020 and for the period from June 16, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/ prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/ prospectus.

Our report on the financial statements refers to Note 2 with regards to a restatement associated with the accounting treatment for certain financial instruments.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

May 28, 2021